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                                                                    Exhibit 23.1




                         Independent Auditors' Consent




The Board of Directors
Insurance Auto Auctions, Inc.

We consent to incorporation by reference in the registration statement No. 33-48805 on Form S-8 of Insurance Auto Auctions, Inc. of our report dated February 12, 1997, relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Insurance Auto Auctions, Inc.

                                        KPMG Peat Marwick LLP


Los Angeles, California
March 25, 1997